Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Names Byline Bank CEO Alberto Paracchini to Board of Directors;
Announces Retirement of Director Robert Joyce

CHICAGO, February 1, 2023 — Kemper Corporation (NYSE: KMPR) announced that its Board of Directors has elected Alberto J. Paracchini as a Director, effective February 1. The Board also announced that Robert J. Joyce has informed the Board of his intention to retire as director at the end of his current term, expiring May 4, 2023.

With a strong track record of nearly 20 years in financial services, Paracchini has served as Chief Executive Officer of Byline Bank since 2013. He has held executive positions with Banco Popular North America, BXM Holdings, Inc., Popular Financial Holdings and E-Loan. Paracchini has a Bachelor of Arts degree in political science and Spanish from Marquette University, and an MBA with honors in finance and business economics from The University of Chicago Booth School of Business. He currently serves on the board for Junior Achievement of Chicago and is a member of the Cook County Council of Economic Advisors and The Economic Club of Chicago.

“We’re pleased to welcome Alberto to our Board,” said Joseph P. Lacher, Jr., President, CEO and Chairman. “His broad financial services knowledge and familiarity with a customer base similar to ours will enable him to provide invaluable guidance to Kemper as we move forward. In addition, his current role as CEO of Byline Bank gives him a deep understanding of the opportunities and challenges presented by the current economic climate.”

“I’m honored by the opportunity to join Kemper’s Board and help advance the Kemper story,” said Paracchini. “With a history of delivering value for its stakeholders, the company is well-positioned for the future. I look forward to partnering with the Board and the dynamic leadership team to support the company’s commitment to executing on its strategic goals.”

Paracchini will be a member of the Board’s Audit and Risk Committees. His appointment expands the board to 12 directors, 10 of whom are independent.

Joyce, who joined the Kemper Board in August 2012, served as chairman from November 2015 to May 2021, and as lead director from May 2021 to May 2022. He has served on numerous Board committees at Kemper. He retired in 2012 as Executive Chair of Westfield Group after having previously served as Westfield’s Chairman and Chief Executive Officer.

“Bob’s been an incredibly important member of the Board, providing leadership for over a decade, and we thank him for his dedicated service and outstanding contributions,” said Lacher. “In particular, his support and counsel in the roles of chairman and lead director have helped to transform the company and better enable us to achieve our strategic intent. Personally, his industry and leadership experience, personal strength, and integrity were invaluable to me as I took on the role of CEO at Kemper. I’ll be forever grateful for his leadership, partnership and friendship. He will be missed.”

“My time on the Kemper Board has been a great honor and very fulfilling,” Joyce said. “It’s been exciting to be part of Kemper’s journey, and I leave with great confidence in the leadership team, current directors, and management’s long-term strategy for the company.”

About Kemper
The Kemper family of companies is one of the nation’s leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance and Life brands. Kemper serves over six million policies, is represented by approximately 33,500 agents and brokers, and has approximately 10,100 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
Investors: Karen Guerra, 312.668.9720, investors@kemper.com
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com